Exhibit 21

LIST OF SIGNIFICANT SUBSIDIARIES OF THE BISYS GROUP, INC. AS OF JUNE 30, 2005

1.	Ascensus Insurance Services, Inc., a Utah corporation
2.	BISYS Commercial Insurance Services, Inc., a California corporation
3.	BISYS Document Solutions LLC, a Delaware limited liability company
4.	BISYS Financial Services Ltd., a Bermuda company
5.	BISYS Financing Company, a Delaware corporation
6.	BISYS Fund Services, Inc., a Delaware corporation
7.	BISYS Fund Services Ohio, Inc., an Ohio corporation
8.	BISYS Fund Services, LP, an Ohio limited partnership
9.	BISYS Hedge Fund Services, Inc., a Delaware corporation
10.	BISYS Hedge Fund Services (Ireland) Ltd., an Ireland corporation
11.	BISYS Hedge Fund Services Limited, a Bermuda corporation
12.	BISYS Information Solutions L.P., a Delaware limited partnership
13.	BISYS Insurance Services Holding Corp., a Delaware corporation
14.	BISYS Insurance Services, Inc., a Pennsylvania corporation
15.	BISYS Management Company, a Delaware corporation
16.	BISYS Private Equity Services, Inc., a Delaware corporation
17.	BISYS Retirement Services, Inc., a Delaware corporation
18.	BISYS-RK Alternative Investment Services, Inc., a Delaware corporation
19.	Hanleigh Management, Inc., a New Jersey corporation
20.	Life Brokerage Corporation, a Florida corporation
21.	Potomac Insurance Marketing Group, Inc., a Maryland corporation
22.	Select Insurance Marketing Corp., a Washington corporation
23.	The TONER Organization, Inc., a Pennsylvania corporation
24.	Underwriters Equity Corporation, a Pennsylvania corporation
25.	Universal Pensions, Inc., a Minnesota corporation